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                                                 Form 8-K Report - Exhibit 99.17
                                                 -------------------------------

                        [LETTERHEAD OF THE GAINSCO COMPANIES]

           GAINSCO REPORTS FOURTH QUARTER AND TOTAL YEAR 2000 RESULTS COMPANY ANNOUNCES COMPREHENSIVE FINANCIAL RESTRUCTURING PLAN

     FORT WORTH, TX, February 27, 2001 -- GAINSCO, INC. (NYSE:GNA) today reported a fourth quarter 2000 net loss of $10.8 million (net loss available to common shareholders of $10.9 million), or $0.52 per common share, basic and diluted. These results include the impact of higher than anticipated current and prior period losses, primarily attributable to the commercial trucking book, which the Company began exiting in late 2000. For the fourth quarter of 1999, net income was $1.8 million, or $0.07 per common share, diluted.

     "2000 was a difficult year of underwriting and financial performance for our Company," said Glenn W. Anderson, GAINSCO's president and chief executive officer. "Severe claims experience in the Company's commercial trucking book was the primary reason for the Company's poor year 2000 results, and as announced in November 2000 we are in the process of exiting approximately $25 million of annual gross premiums written of this business. As we move into 2001, our goal is to further mitigate the trucking problem and build upon the underlying profitability and potential of our ongoing businesses. Accordingly, we are today announcing a comprehensive set of actions designed to reinforce these plans:

     1. Additional actions taken to mitigate future potential commercial trucking impact.

          Three additional steps were implemented, effective December 31, 2000, to further mitigate potential residual loss effects from the commercial trucking book. First, the Company materially increased its provision for ultimate estimated liabilities for commercial automobile, which includes trucking, by $10.6 million in the fourth quarter. Second, on top of this reserve level, the Company entered into a reinsurance agreement that provides an additional $9.0 million layer of protection in the event of further adverse reserve development in its commercial automobile book. Third, the Company entered into an additional reinsurance agreement that prospectively reinsures commercial trucking run-off business in 2001.

     2.  Policyholders' surplus increased in GAINSCO's insurance subsidiaries.

          The Company restored and increased its combined statutory surplus from approximately $74.2 million at September 30, 2000 to approximately $77.5 million at December 31, 2000. This result was accomplished through an $8.0 million capital contribution made to the Company's insurance subsidiaries from the holding company and the prospective reinsurance agreement. Additionally, the Company's operating leverage, as measured by the ratio of net premiums written to policyholders' surplus, was reduced from approximately 2.0 at September 30, 2000 to 1.5 at December 31, 2000. The Company's ratio of statutory net liabilities to
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     policyholders' surplus was reduced from approximately 2.7 at September 30,
     2000 to 2.3 at December 31, 2000.

     3.  Financial capital and flexibility restored at the holding company.

          The Company entered into agreements on February 26, 2001 with two separate investors to provide a total of $6.0 million in new capital to the holding company. Additionally, GAINSCO's Board of Directors determined to discontinue quarterly common dividends, saving the Company approximately $1.9 million per year, to augment future capital levels. The combination of these actions essentially replaces the $8.0 million contributed to the insurance subsidiaries.

     "In conclusion, we believe these steps should enable the Company to successfully move forward from its trucking problems in 2000 and capitalize on its strengths as a distinctive, diversified, nonstandard property and casualty insurer," Anderson said.

     Additional information on the Company's year 2000 results and the capital transactions is provided below.

Year 2000 Results
-----------------

     Total year 2000 net loss was $19.6 million (net loss available to common shareholders $20.3 million), or $0.97 per share, basic and diluted. The 2000 results compare to net income of $7.1 million, or $0.32 per share, diluted for 1999. For the fourth quarter and full year 2000, the effects of common stock equivalents and convertible preferred stock are antidilutive due to the net losses. As a result, basic loss per share and diluted loss per share are reported as the same number.

     The statutory combined ratio for 2000 was 124.2%. This compares with a 1999 statutory combined ratio of 98.6%. The statutory combined ratio for the fourth quarter of 2000 was 127.3% and compares with a statutory combined ratio of 98.9% for the fourth quarter of 1999.

     Net premiums written for the year ended December 31, 2000 were $118.8 million versus $131.1 million for 1999. Net premiums written for the fourth quarter 2000 were $4.0 million versus $34.7 million for the 1999 fourth quarter. Net premiums declined in the 2000 fourth quarter as a result of ceding of approximately $28.2 million of premiums, including 100% of the commercial trucking book of business, to reinsurers per the new agreements. Gross premiums written increased 12% for the fourth quarter 2000 versus the fourth quarter 1999 and 26% for total year 2000 versus total year 1999.

     Year-end 2000 shareholders' equity was $4.50 per share, assuming conversion of preferred stock, compared with $5.08 per share at year-end 1999.

2001 Capital Transactions
-------------------------

     The Company has entered into two separate agreements for the sale of securities, which would provide for $6.0 million of new capital to the Company. The first agreement is with Goff Moore Strategic Partners, L.P. ("GMSP"), a current significant shareholder in GAINSCO. The second agreement is with Mr. Robert W. Stallings, a private investor with extensive experience in the financial services industry, who would join GAINSCO's Board of Directors and become non-executive Vice Chairman.
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     Mr. Stallings is the recently retired Chairman and founder of ING Pilgrim
Capital Corporation, a $20 billion asset management firm which was acquired by ING Group in September 2000 and with which he had been associated since 1991. Mr. Stallings has exceptional experience in managing and directing the activities of several large public and private financial companies.

     Mr. Stallings will fill a vacancy on the Board of Directors created by the previous resignation of Mr. Robert McGee. Mr. McGee resigned from his position as a director, effective December 31, 2000, because of his determination that other substantial business obligations required his time and attention. The Company is very appreciative of Mr. McGee's past service as a director.

     Under terms of the agreements with GMSP, GMSP would purchase a new series of GAINSCO redeemable preferred stock for $3.0 million in cash. The annual dividend rate on the preferred stock would be 10% during the first three years and 20% thereafter. Unpaid dividends would be cumulative and compounded. The preferred stock would be redeemable at the Company's option after five years and at the option of the majority holders after six years.

     The agreement with GMSP is conditioned upon the following changes in the securities currently held by GMSP. The exercise prices of the Series A Common Stock Purchase Warrant and the Series B Common Stock Purchase Warrant held by GMSP would be amended to equal a defined Conversion Price (see below) and 115% of the defined Conversion Price, respectively. Each of these warrants provides for the purchase of 1.55 million shares of GAINSCO common stock, subject to adjustment. Further, GAINSCO is required to give notice of redemption of the outstanding shares of its Series A convertible preferred stock on January 1, 2006, subject to certain conditions. Any stock unredeemed for any reason after that date would accrue interest, payable quarterly at a rate equal to eight percent per year with any unpaid interest compounded annually.

     The agreement with GMSP provides an opportunity to convert GAINSCO holding company illiquid investments with a cost of $4.2 million to cash as of November 2002, as follows: GAINSCO could at its option require GMSP to purchase the illiquid investments for $2.1 million, less any future cash received prior to November 2002 from the investments. GMSP could at its option require GAINSCO to sell the illiquid investments to GMSP for $4.2 million, less any future cash received prior to November 2002 from the investments

     Under terms of the agreements with Mr. Stallings, Mr. Stallings would purchase for $3.0 million a new series of GAINSCO convertible, redeemable preferred stock plus a warrant to purchase an aggregate of 1,050,000 shares of GAINSCO common stock at the defined Conversion Price. The annual dividend provisions and the redemption provisions of this preferred stock, for any stock not converted to common, would be the same as those for the GMSP redeemable preferred stock. The new series of convertible, redeemable preferred stock would be convertible into GAINSCO common stock at the defined Conversion Price. The term of the warrant would be five years.

     A defined Conversion Price formula, subject to standard adjustments, would be used to determine the conversion price for the convertible preferred stock issued to Mr. Stallings and to determine the exercise prices for the Stallings
warrant and the GMSP warrants.   The Conversion Price would be determined as the
lesser of tangible book value per share of common stock as of June 30, 2001, or 110% of the average closing price per share for the 30 trading days immediately prior to April 30, 2001. Under no circumstance would the Conversion Price be less than $2.25.
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     Upon consummation of the transactions, GMSP will own, in the aggregate, approximately 33% of the outstanding shares of GAINSCO common stock on a fully diluted basis, and Mr. Stallings will own, in the aggregate, approximately 8% of the outstanding shares of GAINSCO common stock on a fully diluted basis.

     Keefe, Bruyette & Woods, Inc., as financial advisor to GAINSCO, has rendered an opinion to the Special Committee of the Board of Directors of the Company to the effect that the proposed capital transactions are fair to the Company from a financial point of view.

     Mr. Stallings has agreed to provide consulting services to GAINSCO's insurance subsidiaries over the next five years. Among other things, Mr. Stallings is to provide strategic planning advice, including the analysis of the Companies' performance in various sectors of their respective businesses, and recommendations for growth strategies and opportunities for new markets and products. For his services, Mr. Stallings is to receive $300,000 per year.

     GAINSCO believes it is in breach of two covenants in its credit agreement as a result of statutory operating losses during 2000. The Company recently presented a proposal to the bank for resolution of these issues. Consummation of the new capital agreements highlighted above is subject to satisfactory resolution with the bank.

     GAINSCO plans to hold a conference call for all interested parties to discuss the year 2000 results and the recent actions taken. The call is currently scheduled to be at 10:30 a.m. Eastern Time, Wednesday, February 28, 2001. Interested parties may dial (800) 946-0705 five to ten minutes prior to the scheduled start time in order to assure timely participation. The conference call will also be broadcast live over the Internet. To access this listen-only webcast, interested parties may log on to the web at www.videonewswire.com.
---------------------

     For those unable to participate in the live conference call, a post conference call replay is planned to be available by telephone beginning Wednesday, February 28, 2001, 1:30 p.m. (ET) until Wednesday, March 7, 2001, 8:00 p.m. (ET). The replay number is (888) 203-1112 and the passcode is 712917.

     GAINSCO, INC. is a nonstandard property and casualty insurance holding company. GAINSCO's nonstandard commercial and specialty lines products include commercial automobile, auto garage, general liability, commercial property, directors and officers liability, lawyers liability and other miscellaneous liability products distributed primarily through wholesale general agents throughout the United States. The Company's nonstandard personal lines products include private passenger automobile, personal umbrella and property insurance primarily distributed through retail agents in the Southeast and upper Midwest.

     Statements made in this release that are qualified with words such as "estimated", "anticipated", "believe", "should enable", "goal", "build upon", etc., are forward-looking statements. Investors are cautioned that important factors, representing certain risks and uncertainties, could cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to (a) the ability to effect the successful exit from unprofitable trucking lines while maintaining and growing other profitable lines, (b) heightened competition from existing competitors and new competitor entrants into GAINSCO's markets, (c) the extent to which market conditions firm, the acceptance of higher prices in the market place and the Company's ability to realize and sustain higher rates, (d) the ongoing level of claims and claims-related expenses and the
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adequacy of claim reserves, (e) the successful consummation of the contemplated transactions, including the agreements by investors to provide new capital, satisfactory resolution of the bank credit agreement issues, and the receipt of relevant approvals and satisfaction of conditions on these transactions; (f) development and performance of new specialty programs, (g) the ability to implement operating plans which can achieve target performance levels and provide incremental value, (h) the effectiveness of investment strategies implemented by GAINSCO's investment manager, and (i) general economic conditions, including fluctuations in interest rates. A forward-looking statement is relevant as of the date the statement is made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which the statements are made. Please refer to the Company's recent SEC filings for further information regarding factors that could affect the Company's results.

                                    --END--

[The GAINSCO, INC. and Subsidiaries Consolidated Statements of Operations for the quarters and years ended December 31, 2000 and December 31, 1999 follow.]

Release Date:        Tuesday, February 27, 2001 - FOR IMMEDIATE RELEASE
Company Contacts:    Scott Marek, AVP - Investor Relations, (817) 336-2500, ext.
                     7363
                     Richard M. Buxton, Senior Vice President, (817) 336-2500, ext. 7297
                     E-mail address:  investorrelations@gainsco.com
                     Website:  www.gainsco.com